FINDER’S FEE AGREEMENT

Falcon Capital, a corporation organized and existing under the laws of Panama, agrees with Rancher Energy Corp. (hereinafter referred to as “the Company” to provide the following services for the following fees:

Capital to be raised: Falcon Capital agrees to use its best efforts to raise up to two million dollars ($2,000,000) on behalf of the Company to fund the sale of certain shares of common stock and warrants (the “Units”) to investors pursuant to a private placement in compliance with Regulation S of the Securities Act of 1933 (Regs. 901-905). Each Unit, which will be sold for $0.50 per Unit, consists of one share of common stock and one redeemable stock purchase warrant (the “Warrant”). Each Warrant is exercisable for a period of two (2) years from the date of the Unit Purchase Agreement at an exercise price of $0.75 per share for the first year and $1.00 for the second year. The shares of common stock which are part of the Unit and underlie the Warrant, as well as the Warrant, must be held for a period of at least one (1) year from the date of issuance and are deemed “restricted securities” as that term is defined in Rule 144 of the Securities Act of 1933. The Company will file a registration statement with the United States Securities and Exchange Commission registering the Units, shares comprising the Units, Warrants, and shares of common stock underlying the Warrants within ninety (90) days from the date of the Unit Purchase Agreement.

The offering will have no minimum. It is the intention of the parties that Falcon Capital will locate investors who are willing to invest sums of money in the Company pursuant to private placement agreements which shall be governed by such international laws and laws of the United States of America as may or may not apply. The dollar amounts, number of shares offered, and stock price may be subject to change subsequent to the Capital as are hereinafter stated. Subsequent to investors providing the sums of capital as above stated, stock certificates and/or warrant documents or other indicia of ownership shall be registered on the books of the Company, issued to said investors and shall be forwarded to said investors directly by the Company within ninety (90) days of the close of the private placement.

Time Frame: The offering will be open through September 15, 2006 and can be extended by the mutual consent of both parties.

Finder’s Fee: As compensation for its services as above stated, Falcon Capital will receive five percent (5%) equity in the form of common stock of the Company and five percent (5%) in cash. The 5% is based on the total number of shares placed by Falcon.

Payment: The cash portion of the finder’s fee shall be paid by wire transfer pursuant to the direction of Falcon Capital, or its designee, within forty eight (48) hours of either, the receipt of five hundred thousand dollars ($500,000) in investor’s funds being deposited in the designated account of the Company, and each five hundred thousand dollars ($500,000) received by the Company thereafter, until the close of the Private Placement, or on the 25th of each month the offering is open, whichever occurs first. Warrant and share payment shall be made by the Company within ninety (90) days of the close of the private placement.

Voting: Holders of Common Stock are entitled to vote at the Company’s Shareholder’s meeting whereby each of the common stock holders shall have one vote per share.

Time is the Essence: Time is of the essence with respect to this agreement. It is expressly understood by and between the parties that Falcon Capital would not undertake this project which will require considerable amounts of time and expertise were it not for the fee payment provisions contained herein, particularly those which call for payment within certain time frames.

Litigation: In the event of litigation, the parties agree that venue shall be in the United States District Court for the Northern District of Illinois, Eastern Division, United States of America, and that United States Federal common or statutory law shall be the law of the case, otherwise the laws of the State of Illinois and County of DuPage shall control.

FALCON CAPITAL	RANCHER ENERGY CORP.

By: Wilson Rondini	By: John Works
Its: President & CEO	Its: President & CEO

Dated: __________________	Dated: ____________________